Exhibit 19

WERNER ENTERPRISES, INC.
INSIDER TRADING POLICY

February 14, 2025

A. PURPOSE AND SCOPE

Purpose. This Policy helps prevent the unfairness to the public from the misuse for personal gain of material nonpublic information of Werner Enterprises, Inc. and its subsidiaries or affiliates (for purposes of this Policy, collectively “we,” “us,” or the “Company”) and of companies with which we do business. It is designed to protect nonpublic information and promote compliance with securities laws which prohibit insider trading and tipping.

Scope and Obligations. The Policy applies to the Company and to “Company Insiders.” You are a “Company Insider” subject to this Policy if you are an employee or a member of the Board of Directors (the “Board”) of the Company. Other organizations or persons may also be determined under Appendix D to be Company Insiders subject to this Policy, such as consultants, contractors, and agents who may have access to nonpublic information in the course of their relationship with us.

As further explained in this Policy, the Company and Company Insiders must (i) protect the nonpublic information of the Company and other companies with which we have a relationship, and (ii) comply with securities laws and regulations that prohibit insider trading and tipping. As a Company Insider, you are individually responsible to comply with this Policy and all aspects of the law, even those that may not be covered in the Policy.

Family Members of Company Insiders. As a Company Insider, you must guard against your “Family Members” engaging in insider trading or tipping with respect to Company securities and the securities of any other companies with which we have a relationship, and you must not share nonpublic information with them. For purpose of this Policy, the term “Family Members” includes your spouse and minor children, anyone who lives in your household, and persons who are financially dependent upon you. It also includes relatives whose securities transactions are directed by you or are subject to your influence or control. As an example, such relatives would include adult children or in-laws who consult with you before they trade in Company securities.

B. GENERAL REQUIREMENTS

The Board believes that ownership of Company securities by employees and Board members aligns their interests with those of our shareholders. However, not all Company Insiders own our securities. As a Company Insider, this Policy contains requirements that apply to you even if you do not own or intend to acquire Company securities.

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This Policy prohibits:

•“insider trading,” which is engaging in a transaction involving Company securities or the securities of any other company when in possession of material information about us (or such other company) that is not generally known or available to the public (“material nonpublic information”).

•providing (also known as “tipping”) material nonpublic information about us or any other company to another person that may motivate any transaction in securities, regardless of whether it leads to a transaction.

The references above to “any other company” include any company about which the Company has information or about which you’ve gained information in the course of your services for us or otherwise. Examples of such other companies include a Company supplier, vendor, customer, or investment or acquisition target. Even a small, financially immaterial transaction, or tipping that may motivate such a transaction, can violate the insider trading laws.

You must NOT:

•trade or otherwise transact in the securities of the Company or any other company while in possession of material nonpublic information about the Company or such other company. Part C of this Policy explains what constitutes “material nonpublic information” and what it means to “transact” in “securities.”

•reveal any nonpublic information, regardless of whether it is material, about the Company or any other company to Family Members or other relatives; friends, business or other acquaintances or, except as noted below, to others in the Company or third parties.

You may share nonpublic information only (1) if authorized in your Company role, (2) as necessary under the circumstances in the performance of your duties, and (3) with an authorized person within the Company or with an authorized third party subject to an obligation of confidentiality to us. In each case, make sure all three components are met and please be discreet. You must not discuss, display or communicate nonpublic information in public places or in a place or manner where others may overhear, view or otherwise intercept the information. This requirement helps you to avoid tipping and comply with our Code of Corporate Conduct, and it is important for the Company’s compliance with securities laws.

Please keep this Policy in mind after the date you are no longer employed by or providing service to the Company. You could possess material nonpublic information for a period of time after such date, and in such event, you will remain subject to securities laws which prohibit insider trading and tipping. If you are a “Designated Insider” as provided in Appendix B of this Policy, please review such appendix regarding the period of time after termination of your service that you must continue to abide by trading windows and pre-approval procedures.

We also suggest you:

•Avoid speculating in Company securities, focusing on a quick profit based on price fluctuations. Frequent or short-term trading could create the appearance of wrongdoing even if your transaction is otherwise proper.

•Refrain from suggesting to others whether they should buy, sell or hold the securities of the Company or of our customers, suppliers or other companies with which we do business. This will help you avoid illegal tipping.

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C. MATERIAL NONPUBLIC INFORMATION; SECURITIES TRANSACTIONS

Material Information. Information is “material” if a reasonable investor would consider the information important when deciding to buy, sell or hold securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business. Examples of information that are likely to be deemed material with respect to the Company’s securities include, but are not limited to, information about:

•current or future earnings, dividends, stock splits and offerings;
•key contracts or sales;
•changes in senior management or key positions;
•significant acquisitions, dispositions or mergers, and/or the sale of substantial assets;
•important internal business forecasts for the enterprise or a significant portion thereof;
•developments that could significantly impact the Company’s strategic plans;
•significant actual or threatened claims or litigation, and progress toward resolution;
•significant governmental investigations and the status thereof;
•share repurchases by the Company;
•significant financings or restructurings;
•significant cybersecurity events; and/or
•any other information which might reasonably be expected to influence a person’s decision to buy, sell or hold Company securities.

Material information may also include information about another company with which we may do business, such as a current or potential supplier, vendor, customer, or investment or acquisition target. An example would be information regarding customer business circumstances that may cause such entity to substantially increase or decrease its shipments. Company Insiders could be considered insiders of that customer, and consequently, may not use that information in their decision to buy, sell or hold securities in the customer or to recommend that others do so. Even if the information is not material to us, it could be material to the other entity.

Nonpublic Information. Information is “nonpublic” until it has been effectively communicated to the marketplace through a filing with the Securities and Exchange Commission (“SEC”), a press release or other appropriate news media and enough time has elapsed to permit the investment market to absorb and evaluate the information. Barring unusual circumstances, we generally do not consider Company information to have been fully absorbed in the market until one (1) full trading day has elapsed after the announcement has occurred (in other words, until the opening of the market on the second trading day after the date of the announcement). If there is any doubt as to whether information has been effectively communicated to the marketplace, such information should be considered nonpublic until such time as there is no doubt.

Transactions. Examples of “transactions” in securities include but are not limited to:

•open-market sales and purchases of securities;
•certain actions under the Company’s Employee Stock Purchase Plan (“ESPP”) as explained in Appendix A of this Policy;
•gifts and charitable donations of securities if you believe the recipient will dispose of the securities while you possess material nonpublic information;
•gifts and charitable donations of securities being made to satisfy your previous commitment to make a gift in a certain dollar amount;
•transactions in securities accounts in which you have an indirect interest, which are jointly owned or controlled by you, or for which you act as a trustee, executor or custodian; and/or
•exercises of stock options or similar awards (additional information is below regarding equity compensation exceptions).

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As a result of your position, you may participate in a compensation program under which you receive Company securities. We do not consider the following equity compensation events to be transactions subject to this Policy:

•merely being granted or vesting in equity compensation so long as the award or shares continue to be held; and/or
•Company withholding of shares upon vesting for tax withholding pursuant to the Company’s procedure.

Depending on the circumstances, exercises of stock options granted as part of compensation in a manner that does not involve a sale or disposition of the acquired shares may be excluded from the definition of “transaction” covered by this Policy. To determine whether an exercise would be subject to this Policy, you should check with a Stock Contact Person prior to exercising.

Securities. Examples of “securities” include, but are not limited to, common stock, restricted stock, equity awards of various types that may be granted as part of compensation, preferred stock, exchange-traded options, and derivative instruments such as put and call options, warrants, swaps, caps and collars. We generally do not consider mutual or index funds that hold or reference Company securities to be covered by this Policy unless you are or reasonably should be aware that Company stock performance would have a noticeable impact on the performance of the fund.

D. ASSISTANCE (STOCK CONTACT PERSONS)

Communicate with a Stock Contact Person if you need help analyzing whether information you possess is material or nonpublic or have other Policy questions. Remember, however, that you have the ultimate responsibility to determine whether you have material nonpublic information and to comply with the securities laws.

Unless otherwise changed as described below, the Stock Contact Persons are the individuals holding the titles listed below:

Primary Stock Contact Person:
•Corporate Secretary

Alternate Stock Contact Persons if Primary Stock Contact Person is not available:
•President
•Chief Financial Officer

The Stock Contact Persons may change from time to time. Any persons holding any of the positions below have the individual authority to change the Stock Contact Person designations at any time and may notify Company Insiders of the new designations in any manner they deem appropriate. Changes in the designations are allowed under, and shall not require a formal amendment of, this Policy.

Authority to Change Stock Contact Persons:
•Chief Executive Officer
•President
•Chief Financial Officer

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E. ADDITIONAL REQUIREMENTS

Please review and comply with any of the following appendices to this Policy that apply to you. Each is incorporated by reference and made a part of this Policy.

•Appendix A – Employee Stock Purchase Plan (ESPP): The ESPP allows Company stock purchases to occur on a consistent, predetermined schedule. If you participate or are planning to participate in the ESPP, please review and comply with Appendix A. Acquiring Company securities through ESPP (rather than through the open market) and following the requirements of Appendix A will help you comply with this Policy and the insider trading laws.

•Appendix B – Designated Insider and Family Member Obligations: This appendix applies only to Board members, officers, and certain other employees who may regularly possess nonpublic information (“Designated Insiders”). It requires Designated Insiders and their Family Members to obtain Company pre-approval of their transactions in Company securities, which may only occur during open trading windows. Appendix B also prohibits hedging and pledging of Company securities by Designated Insiders and their Family Members.

•Appendix C – Section 16 Reporting Person Obligations: Board members and officers under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) are “Section 16 Reporting Persons” and must review and comply with the additional obligations in Appendix C.

•Appendix D – Policy Administration, Company Transactions, and Equity Award Grants: This appendix addresses administration of this Policy and covers Company transactions in and equity grants of our own securities.

F. POLICY VIOLATIONS

You are required to promptly report any violation of Part B (General Requirements) of this Policy by you, or by others of which you become aware, either to a Stock Contact Person or in the manner set forth in the Code of Corporate Conduct, which is available both on our corporate intranet site and on our investor website. Under applicable laws, insider trading and tipping by you or your Family Members may expose you to civil liability or criminal penalties. Violating this Policy may result in disciplinary action up to and including termination of employment or other relationship with the Company.

The procedures in the appendices to this Policy are designed to help you comply with the securities laws. If any ESPP participant, Designated Insider, or Section 16 Reporting Person should fail to follow any such procedure, they should let a Stock Contact Person know as soon as practicable.

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APPENDIX A
EMPLOYEE STOCK PURCHASE PLAN (ESPP)

You must comply with the following if you are an employee who participates, or is commencing or terminating participation, in the ESPP.

The prohibitions in this Appendix A apply even if the ESPP administrator would otherwise allow your actions.

Rules for All ESPP Participants:

When in possession of material nonpublic information about the Company, you must not elect to:

•enroll in the ESPP;
•modify your ESPP election;
•voluntarily discontinue your ESPP participation;* or
•use the single annual payment option.*

If you are a Designated Insider (as defined in Appendix B of this Policy), you should make any such election only during a Window Period (as described in Appendix B).

When in possession of material nonpublic information, you must not sell the securities purchased through the ESPP, including in connection with closing your ESPP account.**

*Designated Insiders under Appendix B who elect to voluntarily discontinue ESPP participation or to use the single annual payment option must obtain pre-approval as provided in Appendix B. If you are a Section 16 Reporting Person eligible to participate in the ESPP, you may not use the single annual payment option to effect your ESPP purchases. You may only participate through payroll deduction.

**If you voluntarily discontinue your ESPP participation and close your account, or your account closes due to your termination of employment, you must take your account distribution in shares that are transferred from your ESPP account to a separate account in your name if: 1) you possess material nonpublic information, or 2) you are a Designated Insider under Appendix B and you have not been pre-approved to sell the securities purchased through the ESPP. Having the shares transferred to your own separate account avoids a sale of the shares and helps you comply with this Policy. After the shares are distributed to a separate account in your name, you must hold the shares a) until you no longer possess material nonpublic information and b) if you are a Designated Insider under Appendix B, your transaction to dispose of the shares has been pre-approved to occur during a Window Period. If you hold a fractional share when your account closes, it will be sold.

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APPENDIX B
DESIGNATED INSIDER AND FAMILY MEMBER OBLIGATIONS

Designated Insider Status: “Designated Insiders” of the Company include the following persons:

•Officers1;
•Members of the Board;
•Vice Presidents and Associate Vice Presidents;
•Senior Directors and Directors;
•Accounting personnel who prepare financial reports, investor relations personnel, internal audit personnel, and other employees in similar financial-related roles who have access to non-public financial results, each as designated by a Stock Contact Person;
•Company lawyers and paralegals;
•Other personnel designated by a Stock Contact Person; and
•Assistants and/or secretaries of the Company who report to any Designated Insider.

“Designated Insiders” also include entities (such as corporations, partnerships or trusts) controlled by persons falling within the definition of Designated Insiders. You may inquire of a Stock Contact Person whether you or an organization you control are a Designated Insider.

Designated Insider Obligations: Each Designated Insider must obtain the approval of a Stock Contact Person (see Part D of the Policy) prior to any transaction in Company securities (including a donation or gift) by the Designated Insider or a Family Member (with Appendix A of this Policy governing pre-approvals required for certain ESPP transactions). Your pre-approved transactions (including the ESPP elections and sales described in Appendix A) should only occur during a “Window Period” (as defined below).

You must seek the required pre-approval even if you are transacting in a Window Period and do not believe you or your Family Member has material nonpublic information. Although a Stock Contact Person can often respond quickly to pre-approval requests, circumstances may delay a reply. You should allow at least two (2) business days for your request to be considered.

Even if a Stock Contact Person pre-approves your transaction, you have the ultimate responsibility for complying with the prohibitions against insider trading. The Company and its Stock Contact Persons or other representatives shall not have any liability with respect to any pre-approvals granted pursuant to this appendix, whether delayed, given, or declined.

You must complete any pre-approved transaction within five (5) trading days (or a lesser or greater number of trading days set by the Stock Contact Person) of obtaining approval; provided, however, you may not execute the transaction if, prior to the expiration of the five (5) (or other applicable number of) trading days to complete your trade, you have material nonpublic information or the Window Period expires. As an example, if your transaction is pre-approved on a Tuesday but you come into possession of material nonpublic information on Wednesday before the market opens, you may not trade after Tuesday. As another example, if your transaction is pre-approved on a Tuesday but the Window Period ends at the close of market on Wednesday, you may not trade on Thursday. In both examples, the period for conducting a pre-approved transaction ended earlier than the five (5) trading days that would otherwise have been allowed. Please keep this paragraph in mind in establishing and maintaining limit orders with your broker to ensure the transaction is completed or the limit order expires within these parameters.
1 Officer positions include Executive Chair, Chief Executive Officer, President, Senior Executive Vice President, Executive Vice President, Senior Vice President, Treasurer, Secretary, Vice Presidents designated as officers, and any other position specifically designated as an officer role by the Board under the Company’s By-Laws.

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Section 16 Reporting Persons have additional obligations with respect to their transactions as described in Appendix C of this Policy.

Window Periods: A “Window Period” is the period that is outside of a regular blackout period or special blackout period (each as described below and referred to as a “Blackout Period”). Generally, the Window Period begins one (1) full trading day after the release of quarterly or annual earnings reports (in other words, on the second (2nd) trading day following the date on which earnings were released) and ending at the close of the Nasdaq Stock Market on the fifteenth (15th) day of the third (3rd) month of the Company’s quarterly reporting period (i.e., March 15, June 15, September 15, and December 15).

•Regular Blackout Periods: Each regular blackout period is in effect on the sixteenth (16th) day of the third (3rd) month of the Company’s quarterly reporting period and continues until one (1) full trading day has elapsed after the release of quarterly or annual earnings reports.

•Special Blackout Periods: Any of the Chief Executive Officer, President, or Chief Accounting Officer of the Company have the authority to impose a special blackout period at any time based on an upcoming or potential Company event. Whether to impose a special blackout is entirely at the discretion of the Company, and the Company is not obligated to inform you of the reason for the special blackout. If you receive a communication regarding a special blackout, you must hold the communication in confidence.

Any Stock Contact Person may approve transactions during a Blackout Period in cases of exceptional personal hardship. Designated Insiders must not request a hardship exemption, or (even if they have been granted such exemption) transact in Company securities, if they possess material nonpublic information.

Ongoing Obligations After Cessation of Service: If a Blackout Period is in effect on the date you terminate employment with (or the provision of services to) the Company, you may not transact, without approval of a Stock Contact Person, in Company securities until the next Window Period opens; provided, however, that in no circumstance may you conduct a transaction if in possession of material nonpublic information.

10b5-1 Plans: A plan to trade in Werner securities under Rule 10b5-1 of the Exchange Act (“10b5-1 Plan”) generally provides an affirmative defense from insider trading liability if adopted in good faith. While your 10b5-1 Plan is effective, transactions under the plan may occur during a Blackout Period. Because such a plan typically requires certain actions by the Company, the Werner Legal Department must review your prospective plan. You must then obtain pre-approval from a Stock Contact Person to enter into (and subsequently to change) the plan, which will ensure that your entry is only during a Window Period and help you avoid entering into or changing a plan when in possession of material nonpublic information. By reviewing your 10b5-1 Plan and pre-approving your entry into or changes to it, the Company, its counsel and the Stock Contact Person are not making any representation that your plan complies with Rule 10b5-1 or that it will provide you with a safe harbor. You may wish to have your personal counsel or financial advisor review your plan. Once your plan is in place, you should not exercise any influence over how, when or whether to effect transactions under it. Generally, you should not expect pre-approval by a Stock Contact Person of any amendment or early termination of your plan absent extraordinary circumstances. If you are a Section 16 Reporting Person, the Company is required to publicly disclose the existence and/or terms of your plan.

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Hedging and Pledging Prohibitions. Designated Insiders and their Family Members shall not directly or indirectly:

•Purchase any financial instrument or enter into any transaction that is designed to hedge or offset any decrease in the market value of Company securities. The prohibition includes puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds), short sales including sales against the box, and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s securities. Such transactions are speculative in nature and create the appearance that the transaction is based on nonpublic information.

•Pledge, hypothecate, or otherwise encumber Company securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account or any other account that could cause the Company’s securities to be subject to a margin call or otherwise be available as collateral for a margin loan. A margin call or similar event could occur when you possess material nonpublic information, which could cause a violation of this Policy and the securities laws. Moreover, a significant unplanned and forced sale, including a sale required to be reported under Section 16 of the Exchange Act (as described in Appendix C of this Policy), could adversely impact the value of the Company’s securities.

The foregoing prohibitions apply to Company securities that (i) a Designated Insider or their Family Member owns directly or indirectly, or (ii) are granted to the Designated Insider by the Company as part of compensation.

Designated Insiders and their Family Members shall be afforded a reasonable period of time to unwind or otherwise terminate any transaction that would otherwise violate these prohibitions and that exists as of the time such person became subject to these prohibitions.

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APPENDIX C
SECTION 16 REPORTING PERSON OBLIGATIONS

Section 16 Reporting Persons have additional responsibilities regarding their securities transactions.

Stock Ownership Guidelines: If you are a Section 16 Reporting Person planning a transaction in Company securities, consider the stock ownership guidelines that apply to you.

Avoid Short-Swing Trading: Non-exempt opposite way (i.e., purchase and sale) transactions by a Section 16 Person in a six (6) month period (“short swing-trading”) require disgorgement of profits under Section 16(b) of the Exchange Act regardless of whether such person possesses any material nonpublic information. You must abide by the reporting obligations and limits of the SEC’s short-swing profit regulations.

Form 144 Notices: Rule 144 governs the public resale of affiliate securities and requires the filing with the SEC of a Form 144 Notice by a Section 16 Person before a sale occurs. You should work with your broker and Stock Contact Person prior to initiating a sale to ensure you are fulfilling your Rule 144 notice obligations.

Section 16 Reporting Obligations (Forms 3, 4 and 5): Section 16 Persons have an obligation to report their transactions in Company securities under Section 16 of the Exchange Act. Please report your transaction to a Stock Contact Person as soon as possible and in no more than 24 hours and work with the Company to ensure your Section 16 filings are accurate and filed within two business days after your transaction.

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APPENDIX D
POLICY ADMINISTRATION, COMPANY TRANSACTIONS, AND
EQUITY AWARD GRANTS

Administration: This Policy will be administered and interpreted by the Board’s Audit Committee. Any determination by the Audit Committee with respect to this Policy shall be final, conclusive and binding. The Audit Committee shall have such other responsibilities with respect to this Policy as are set forth in its Charter. The Audit Committee Chair shall consult with the Compensation Committee Chair prior to Audit Committee recommendations to the Board of revisions to the Equity Grants section of this appendix.

Company Transactions: Notwithstanding any other provision of this Policy, the Company may repurchase its own previously issued securities in accordance with all relevant securities laws and may rely on the advice of counsel in making that determination.

Determining Additional Company Insiders: The Audit Committee or any Stock Contact Person may determine other companies or persons to be Company Insiders subject to this Policy, such as consultants, contractors, and agents who may have access to material nonpublic information in the course of their relationship with the Company (“Additional Company Insiders”) and take or direct the taking of appropriate steps for notice to the Additional Company Insiders of their Policy obligations. Regardless of whether a consultant, contractor or agent is designated as an Additional Company Insider, each is individually responsible to comply with insider trading and other applicable securities laws.

Equity Grants: In granting equity compensation, the Company generally seeks to avoid timing the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

The Compensation Committee of the Board generally strives to make its regular, annual equity award grants in consistent timeframes each year and to make all equity award grants during Window Periods under Appendix B to this Policy. This timing generally allows the making of awards when the Compensation Committee believes that the Company, Board members, and the award recipients are not likely to possess material nonpublic information. The Compensation Committee may deviate from its regular grant schedule should it determine that it is inadvisable under the circumstances to make grants per the schedule. For instance, a compensation program redesign or a Company transaction may interfere with readiness for the grant.

If the Compensation Committee is aware of material nonpublic information when it would otherwise make grants of stock options, stock appreciation rights or similar option-like instruments (for purposes of this appendix, “options”), it will consider whether and how that fact should impact timing and terms of such awards. The Compensation Committee is cognizant of disclosures required for any such grants to named executive officers that are within a period beginning four business days before the filing or furnishing of a Form 10-K, Form 10-Q or Form 8-K that discloses material nonpublic information and ending one (1) business day after the filing or furnishing of such report.

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